UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     December 30, 2011

GENESIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32037	65-0908171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 N. Military Trail, Suite 275, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 988-1988

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Appointment of Certain Officers;

Effective December 30, 2011, Mark Munro was appointed CEO and Director of the Company. Dan Sullivan was appointed Chief Financial Officer and Director. Gideon Taylor will remain as a Board member.

Mr. Munro is also the Founder and President of Munro Capital Inc., a private equity investment firm. Through Munro Capital, Mark Munro has been an investor in private companies for the last seven years. Prior to forming Munro Capital, Mr. Munro founded, built and sold two successful telecommunication companies in the 1990's and 2000's. Mr. Munro has been directly involved in over $150 million dollars of private and public transactions as both an investor and entrepreneur. Mr. Munro presently sits on the board of four portfolio companies and has experience as a former Chairman of the Board of a Nasdaq company. Mr. Munro received his B.A. in Economics from Connecticut College.

Dan Sullivan is the former CFO of VaultLogix, LLC, of Danvers, Ma. Mr. Sullivan served in that capacity from 2005 to 2010.

Prior to that, from 2002 to 2005, Mr. Sullivan was the CFO for Broadmoor Capital; a New Jersey based merchant banking firm.  Mr. Sullivan’s role with the Company will include SEC and Internal Financial Reporting, Budgeting, Cash Management and Strategic Forecasting.

Compensation for Mr Munro and Mr. Sullivan has not been determined by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS GROUP HOLDINGS, INC.

Date: December 30, 2011	By: /s/ Mark Munro
Mark Munro Chief Executive Officer